As filed with the Securities and Exchange Commission on June 1, 1998.


                                                      Registration No. 333-47909



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              THE MCCLATCHY COMPANY
             (Exact name of registrant as specified in its charter)


             Delaware                                 52-2080478
(State or other jurisdiction of        (I.R.S. Employer Identification No.)
incorporation or organization)

                              --------------------

                                 2100 "Q" Street
                          Sacramento, California 95816
                                 (916) 321-1846
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                              KAROLE MORGAN-PRAGER
                     General Counsel and Corporate Secretary
                              THE McCLATCHY COMPANY
                                 2100 "Q" Street
                          Sacramento, California 95816
                                 (916) 321-1828
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                    Copy to:


                               KATHARINE A. MARTIN
                          PILLSBURY MADISON & SUTRO LLP
                               2550 Hanover Street
                           Palo Alto, California 94304
                                 (650) 233-4500

                              --------------------

                APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
                    TO THE PUBLIC: On a delayed or continuous
                           basis pursuant to Rule 415.

                              --------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                              --------------------


                                              CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                       PROPOSED              PROPOSED
                                                                        MAXIMUM               MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE     OFFERING PRICE PER    AGGREGATE OFFERING         AMOUNT OF
        SECURITIES TO BE REGISTERED               REGISTERED          SECURITY(1)            PRICE(1)         REGISTRATION FEE(1)
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value per
share.......................................   1,027,764 shares       $29.625               $30,447,508.50        $8,982.02
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low sale prices on May 29, 1998 of the Class A Common Stock of The McClatchy Company as reported on the New York Stock Exchange Composite Transactions Tape. The Registrant paid a registration fee of $821.00 upon the initial filing of this Registration Statement on Form S-3 on March 13, 1998. The Registrant became the successor to McClatchy Newspapers, Inc. on March 19, 1998 upon the consummation of the Reorganization (as described herein).

                              --------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+     Information contained herein is subject to completion or                 +
+     amendment. A registration statement relating to these securities         +
+     has been filed with the Securities and Exchange Commission. These        +
+     securities may not be sold nor may offers to buy be accepted             +
+     prior to the time the registration statement becomes effective.          +
+     This prospectus shall not constitute an offer to sell or the             +
+     solicitation of an offer to buy nor shall there be any sale of           +
+     these securities in any State in which such offer, solicitation          +
+     or sale would be unlawful prior to registration or qualification         +
+     under the securities laws of any such State.                             +
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


               SUBJECT TO COMPLETION, DATED JUNE 1, 1998


PROSPECTUS


               1,027,764 SHARES OF CLASS A COMMON STOCK


                                  OF

                         THE MCCLATCHY COMPANY


     This Prospectus relates to the resale from time to time of up to 1,027,764 shares (the "Shares") of Class A Common Stock, $.01 par value per share (the "Class A Common Stock") of The McClatchy Company (the "Company") held by certain stockholders of the Company (the "Selling Stockholders").

     The Shares may be offered by the Selling Stockholders or by their pledgees, donees, distributees or other successors in interest, from time to time in transactions (which may include block transactions) on any exchange or market on which such Shares are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. Also, Shares may be transferred in connection with trust distributions or in connection with call options, short sales, loans or pledges of shares, hedging transactions or similar transactions. The Selling Stockholders may effect such transactions by selling the Shares directly to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear all expenses of registration of the Shares, but all selling and other expenses incurred by a Selling Stockholder will be borne by that Selling Stockholder. As of the date hereof, there are no special selling arrangements known to the Company between any broker-dealer or other person and any Selling Stockholder. See "Selling Stockholders" and "Plan of Distribution."

     The Class A Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "MNI." On May 29, 1998, the last reported sale price of the Class A Common Stock reported on the NYSE Composite Transactions Tape was $29.5625 per share.


                                 ---------------

                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                 ---------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                The date of this Prospectus is __________, 1998.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (together will all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto, all of which may be obtained from the Commission in Washington, D.C., as described below.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street N.W., Room 1034, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such reports and other information may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company files electronically with the Commission certain reports, proxy statements and other information, and the Commission maintains a Web site on the Internet (HTTP://WWW.SEC.GOV) that contains such reports, proxy statements and other information regarding the Company.

     The Company's Class A Common Stock is listed on the New York Stock Exchange (the "NYSE"). The Company's reports, proxy statements, information statements, and other information concerning the Company may be inspected at the NYSE.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Company incorporates herein by reference the following documents previously filed with the Commission under the Exchange Act by the Company or McClatchy Newspapers, Inc. ("McClatchy"): (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1997; (b) the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998; (c) McClatchy's Current Report on Form 8-K dated January 9, 1998; (d) McClatchy's Current Report on Form 8-K dated January 29, 1998; (e) the Company's Current Report on Form 8-K dated March 19, 1998, filed March 19, 1998; (f) the Company's Current Report on Form 8-K dated March 19, 1998, filed April 3, 1998, as amended on May 27, 1998; (g) financial information contained under the heading "Unaudited Pro Forma Condensed Combined Financial Information" from the Company's Registration Statement on Form S-4 (File No. 333-46501) and (h) the description of McClatchy's Common Stock contained in McClatchy's registration statement on Form 8-A dated November 28, 1988, as amended on December 9, 1988 (including any amendments and reports filed for the purpose of updating such description).


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (as to previously filed documents incorporated by reference) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted to The McClatchy Company, 2100 "Q" Street, Sacramento, California 95816, Attn: Corporate Secretary. In order to ensure timely delivery of the documents, any request should be made at least five business days prior to the date on which the final investment decision must be made.


NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SECURITIES DESCRIBED HEREIN BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                              --------------------


                                TABLE OF CONTENTS

                                                                      PAGE

Available Information.................................................  2
Incorporation of Certain Documents by Reference.......................  2
The Company...........................................................  4
Risk Factors..........................................................  4
Use of Proceeds.......................................................  5
Selling Stockholders..................................................  6
Plan of Distribution..................................................  9
Legal Matters......................................................... 10
Experts............................................................... 10

                                   THE COMPANY


     The McClatchy Company, a Delaware corporation (the "Company"), and its subsidiaries currently publish 11 daily and 13 non-daily newspapers located in western coastal states (including California, Washington and Alaska), Minnesota, and North and South Carolina. The Company's newspapers include, among others, THE SACRAMENTO BEE, the STAR TRIBUNE (Minneapolis and St. Paul, Minnesota), THE NEWS AND OBSERVER (Raleigh, North Carolina), THE FRESNO (California) BEE, THE NEWS TRIBUNE (Tacoma, Washington), and the ANCHORAGE DAILY NEWS. The Company also owns and operates other media-related businesses, including Nando.net, a national online publishing operation and The Newspaper Network, a national newspaper marketing company. The Company became the successor to McClatchy on March 19, 1998 pursuant to the Reorganization (as defined below).


     The Company's principal executive office is located at 2100 "Q" Street, Sacramento, California 95816, and its telephone number is (916) 321-1846.


                                  RISK FACTORS


     This Prospectus includes "forward-looking statements" within the meaning of various provisions of the Securities Act and the Exchange Act. All statements included in this Prospectus that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's and its subsidiaries' business and operations, plans, references to future success and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made in light of experience and perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform to the Company's expectations and predictions is subject to a number of risks and uncertainties, including the significant considerations and risks discussed in this Prospectus; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company and its subsidiaries; competitive actions by other companies; changes in laws or regulations; increases in newsprint prices and/or printing and distribution costs over anticipated levels; increases in interest rates; competition from other forms of media in the Company's principal markets; increased consolidation among major retailers in the Company's newspaper markets or other events depressing the level of advertising; an economic downturn in the economies of California's Central Valley, Washington State, Alaska, the Carolinas and Minnesota; changes in the ability of the Company to negotiate and obtain favorable terms under collective bargaining arrangements with its employees; other occurrences leading to decreased circulation and diminished revenues from both display and classified advertising; and other factors, many of which are beyond the control of the Company and its subsidiaries. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company and its subsidiaries or their business or operations.



     SUBSTANTIAL LEVERAGE; NEGATIVE NET TANGIBLE ASSETS; LIQUIDITY. On March 19, 1998, the Company consummated the reorganization (the "Reorganization") pursuant to which the Company implemented a holding company structure and also acquired the STAR TRIBUNE by way of merger with Cowles Media Company (the "Cowles Merger"). To finance the Reorganization, the Company borrowed sufficient cash to fund payment of the cash consideration and fees and expenses incurred in connection with the Reorganization (the "Reorganization Financings") and to refinance assumed debt and pre-existing debt. The Company also sold certain non-newspaper subsidiaries acquired in the Cowles Merger for $208.1 million including the assumption of $29.4 million in debt and other liabilities. As of March 31, 1998, the Company had $1.1 billion of long-term debt, and, because $1.17 billion of the purchase price of the Cowles Merger was allocated to additional intangible assets, net tangible assets of $(798.0) million. Such level of consolidated indebtedness is substantially greater than McClatchy's pre-Reorganization long-term indebtedness of $94.0 million. Such high leverage may have important consequences for the Company including the following: (a) the Company's ability to obtain additional financing for future acquisitions (if any), working capital, capital expenditures or other purposes may be impaired or any such financing may not be on terms favorable to the Company; (b) a substantial portion of the Company's cash flow available from operations after satisfying certain liabilities arising in the ordinary course of business will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds that would otherwise be available to the Company, including for future business opportunities; (c) a substantial decrease in net operating cash flows or a substantial increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements or force it to modify its operations; and (d) high leverage may make the Company more vulnerable to a downturn in its business or the economy generally. Further, the terms of the Reorganization Financings include certain operating and financial restrictions, such as limits on the Company's ability to incur indebtedness, create liens, sell assets, engage in mergers or consolidations, make investments and pay dividends. The debt is secured by certain assets of the Company. All of the debt is pre-payable without penalty. Although the Company has no present plan in place for early repayment of this debt, the Company intends to accelerate payments on this debt as cash generation allows.


     The Company's principal sources of liquidity are cash flow from operations and borrowings under a revolving credit facility. The Company's principal uses of liquidity will be to provide working capital, to meet debt service requirements and other liabilities arising in the ordinary course and to finance the Company's strategic plans. A revolving credit facility is available for the Company's working capital needs. A term loan facility has been drawn in full.


     EARNINGS DILUTION AS A RESULT OF THE COWLES MERGER. The amortization of the identifiable intangibles and goodwill associated with the Cowles Merger, the issuance of shares of the Company's Class A Common Stock in the Cowles Merger and increased interest expense as a result of the incurrence of additional long-term debt will have a negative effect on the Company's net income for the next several years. Assuming that the Cowles Merger and the sale of the Company's non-newspaper subsidiaries had occurred on January 1, 1997, pro forma income from continuing operations for the fiscal year ended December 31, 1997 would have been approximately $32.5 million, as compared to approximately $68.8 million of income from continuing operations for McClatchy for the same period on a historical basis, and pro forma interest expense for the same fiscal year would have been approximately $83.8 million, as compared to approximately $8.7 million for McClatchy for the same period on a historical basis. Assuming that the Cowles Merger and sale of the Company's non-newspaper subsidiaries had occurred on January 1, 1998, pro forma loss from continuing operations for the quarter ended March 31, 1998 would have been approximately $29.7 million as compared to approximately $9.2 million of income from continuing operations for McClatchy for the same period on a historical basis, and pro forma interest expense for the same quarter would have been approximately $19.8 million, as compared to approximately $4.0 million for McClatchy for the same period on a historical basis. There can be no assurance that this reduction in earnings per share and net income from continuing operations will not have a negative impact on the market price for the Company's Class A Common Stock.


                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale by the Selling Stockholders of the Shares.

                              SELLING STOCKHOLDERS


     The following table sets forth certain information as of April 27, 1998 regarding the beneficial ownership of Common Stock by each of the Selling Stockholders and the Shares offered hereby by such Selling Stockholders.

                                                    SHARES BENEFICIALLY OWNED                          SHARES BENEFICIALLY OWNED
                                                      PRIOR TO OFFERING (1)          NUMBER OF             AFTER OFFERING(1)
                                                  -----------------------------    SHARES BEING       ----------------------------
NAME                                                  NUMBER          PERCENT         OFFERED           NUMBER           PERCENT
----                                              -------------     -----------   --------------      ------------     -----------

Elizabeth Ballantine .....................           67,917(2)           *            24,369            43,548              *

Elizabeth Ballantine and First Bank of South
Dakota, N.A, as co-trustees of the Elizabeth
Ballantine Trust (#30930).................            3,217              *             3,217                 0              *

Elizabeth Ballantine, William Gay Ballantine
and U.S. Bank Trust, N.A., S.D., as co-trustees
of the Arthur A. Ballantine Trust for Concord
Academy and Elizabeth Ballantine and Others
FBO:  Elizabeth Ballantine (#30470).......            4,953              *             4,953                 0              *

Richard Gale Ballantine, Custodian
William C. Leavitt VA UTMA................            1,283              *             1,283                 0              *

Richard Gale Ballantine, Custodian Sarah
Ballantine Leavitt VA UTMA................            1,283              *             1,283                 0              *

Russell Cowles II, Gretchen L. Cowles and U.S.
Bank Trust, N.A., S.D., as co-trustees of the
John Cowles Family Trust FBO:  Russell
Cowles, II (#30650).......................           90,768              *            90,768                 0              *

Elizabeth Bullitt.........................           44,583(3)           *            36,800             7,783              *

Elizabeth Bullitt, Allan H. Friedman and U.S.
Bank Trust, N.A., S.D., Trustees of Sarah
Cowles Bullitt Trust for Radcliffe College and
Elizabeth Bullitt and Others FBO:  Elizabeth
Bullitt (#30500)..........................            5,516              *             5,516                 0              *

John Cowles III...........................          128,040(4)           *                 0           128,040              *

John Cowles, III and Philip S. Sherburne,
Trustees of the John Cowles, III Living Trust
dated 01/04/91............................           19,329              *            19,329                 0              *

John Cowles, Jr., Tessa Sage Flores, John
Cowles, III, Jane Sage Cowles, Charles Fuller
Cowles and U.S. Bank Trust, N.A., S.D.,
Trustees, John Cowles Family Trust FBO:  John
Cowles, Jr. (#30640)......................          101,565              *           101,565                 0              *

John Cowles, III, and Page Knudsen Cowles,
Trustees, Lucia Morgan Cowles Trust dated
08/20/97..................................              131              *               131                 0              *

John Cowles, III, and Page Knudsen Cowles,
Trustees, Colin Gardner Cowles Trust dated
08/20/97..................................              131              *               131                 0              *

John Cowles, III, and Page Knudsen Cowles,
Trustees, Maxwell Callison Cowles Trust dated
08/20/97..................................              131              *               131                 0              *

Marguerite A. Cowles......................            5,177              *             5,177                 0              *

Page Knudsen Cowles and Philip S. Sherburne,
Trustees, Page Knudsen Cowles Living Trust
dated 01/04/91............................            1,874              *             1,874                 0              *


                                        6


                                                    SHARES BENEFICIALLY OWNED                          SHARES BENEFICIALLY OWNED
                                                      PRIOR TO OFFERING (1)          NUMBER OF             AFTER OFFERING(1)
                                                  -----------------------------    SHARES BEING       ----------------------------
NAME                                                  NUMBER          PERCENT         OFFERED           NUMBER           PERCENT
----                                              -------------     -----------   --------------      ------------     -----------

Page Knudsen Cowles.......................            9,020(5)           *                 0                                *

Page Knudsen Cowles and John Cowles, III,
Trustees, Page Knudsen and John Cowles, III
Irrevocable Trust dated 08/20/97..........            5,628              *             5,628                 0              *

Page Knudsen Cowles and John Cowles, III,
Trustees, Page Knudsen and John Cowles, III
Second Irrevocable Trust dated 11/11/97...            1,125              *             1,125                 0              *

Russell Cowles, II and Philip S. Sherburne,
Trustees, of Russell Cowles, II Living Trust
Agreement dated 12/16/67..................           28,176              *            28,176                 0              *

Russell Cowles, II, Philip S. Sherburne and U.S.
Bank Trust, N.A., S.D., as co-trustees of the
Russell Cowles, II 1967 Trust for Russell
Cowles and Others u.t.i. dated 12/16/67 FBO:
Russell Cowles, II (#30760)...............           37,250              *            37,250                 0              *

Russell Cowles, II, Marguerite A. Cowles and
Philip S. Sherburne, Trustees of Russell Cowles,
II 1968 Trust for Russell Cowles II and Others
u.t.i. dated 02/16/68.....................            1,651              *             1,651                 0              *

Russell Cowles II.........................           75,444(6)           *             3,190            72,254              *

David C. Cox..............................          432,762(7)          2.7%         430,286             2,476              *

Cox Family Fund...........................            2,476              *             2,476                 0              *

Allan Friedman............................              355(8)           *               355                 0              *

Helen Ballantine Healy, Charles Fuller Cowles
and U.S. Bank Trust, N.A., S.D., Trustees, John
Cowles Trust for the Benefit of John and
Elizabeth Bates Cowles Foundation and for the
Children of John Cowles FBO:  Morley Cowles
Ballantine, Sarah Cowles Doering, John Cowles,
Jr. and Russell Cowles, II (#30440).......            2,388              *             2,388                 0              *

Joel R. Kramer............................          152,170(9)           *           152,170                 0              *

Lisa Kruidenier...........................           15,149(10)          *            13,273             1,876              *

Paul Leavitt..............................            7,121(11)          *             3,173                 0              *

                                        7


                                                    SHARES BENEFICIALLY OWNED                          SHARES BENEFICIALLY OWNED
                                                      PRIOR TO OFFERING (1)          NUMBER OF             AFTER OFFERING(1)
                                                  -----------------------------    SHARES BEING       ----------------------------
NAME                                                  NUMBER          PERCENT         OFFERED           NUMBER           PERCENT
----                                              -------------     -----------   --------------      ------------     -----------

Joe Scofield..............................               96(12)          *                96                 0              *

James J. Viera............................           50,000(13)                       50,000                 0              *


-------------

*     Less than one percent.
(1) Because a Selling Stockholder may offer by this Prospectus all or some part of the Class A Common Stock which he or she holds, no estimate can be given as of the date hereof as to the amount of Class A Common Stock actually to be offered for sale by a Selling Stockholder or as to the amount of Class A Common Stock that will be held by a Selling Stockholder upon the termination of such offering. See "Plan of Distribution." Beneficial ownership totals are calculated based on the sales of the Commission. Inclusion of shares under a person's name shall not be deemed to be an admission of beneficial ownership as to such shares. Percentages of outstanding shares are based on the number of shares of the Company's Class A Common Stock on May 8, 1998.
(2) Includes 25,691 shares held by various trusts of which Ms. Ballantine is a trustee but not a beneficiary, 8,170 shares held by various trusts of which Ms. Ballantine is both a trustee and a beneficiary, 6,514 shares held by trusts for the benefit of Ms. Ballantine's children, and 3,173 shares held by Ms. Ballantine's spouse.
(3) Includes 1,912 shares held by various trusts of which Ms. Bullitt is a trustee but not a beneficiary, 5,516 shares held by various trusts of which Ms. Bullitt is both a trustee and a beneficiary, and 355 shares held by Ms. Bullitt's spouse.
(4) Includes 101,958 shares held by various trusts for the benefit of Mr. Cowles' children of which Mr. Cowles is a trustee, and 26,082 shares held by various trusts of which Mr. Cowles is both a trustee and a beneficiary. Mr. Cowles is the spouse of Page Knudsen Cowles. Certain shares deemed beneficially owned by her may also be deemed to be beneficially owned by Mr. Cowles.
(5) Includes 393 shares held by various trusts for the benefit of Ms. Cowles' children of which Ms. Cowles is a trustee and 8,627 shares held by various trusts of which Ms. Cowles is both a trustee and a beneficiary. Ms. Cowles is the spouse of John Cowles III. Certain shares deemed beneficially owned by him may also be deemed to be beneficially owned by Mr. Cowles.
(6) Includes 67,077 shares held by various trusts of which Mr. Cowles is both a trustee and a beneficiary and 5,177 shares held by his spouse. Mr. Cowles is the spouse of Marguerite A. Cowles. Certain shares deemed beneficially owned by her may be deemed to be beneficially owned by Mr. Cowles.
(7) Includes 413,252 shares held by various trusts of which Mr. Cox is either a trustee or a beneficiary (or both) and 8,310 shares held by Mr. Cox's adult children.
(8) Mr. Friedman is the spouse of Ms. Bullitt. Certain shares deemed beneficially owned by Ms. Bullitt may also be deemed to be beneficially owned by Mr. Friedman.
(9) Includes 548 shares held by trusts for the benefit of Mr. Kramer's children, 29,082 shares held by Mr. Kramer's wife and 3,274 shares issuable in the future upon the occurrence of certain events.
(10) Includes 1,780 shares held by trusts of which Ms. Kruidenier is a trustee and 96 shares held by Ms. Kruidenier's spouse.
(11) Includes 3,948 shares held by trusts for the benefit of Mr. Leavitt's children of which Mr. Leavitt is a trustee. Mr. Leavitt is the spouse of Ms. Ballantine. Certain shares deemed beneficially owned by Ms. Ballantine may also be deemed to be beneficially owned by Mr. Leavitt.
(12) Mr. Scofield is the spouse of Ms. Kruidenier. Certain shares deemed beneficially owned by Ms. Kruidenier may also be deemed to be beneficially owned by Mr. Scofield.
(13)  Includes 41,630 shares held by Mr. Viera's spouse.

                              PLAN OF DISTRIBUTION


     Sales of the Shares may be effected by or for the account of one or more of the Selling Stockholders or by their pledgees, donees, distributees or other successors in interest, from time to time in transactions (which may include block transactions) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers, acting as principals for their own accounts, or by selling their Shares to or through broker-dealers acting as agents for the Selling Stockholders, or to broker-dealers who may purchase Shares as principals and thereafter sell such securities from time to time in transactions on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise. Also, Shares may be transferred in connection with trust distributions or in connection with call options, short sales, loans or pledges of shares, hedging transactions or similar transactions. In effecting sales, broker-dealers engaged by Selling Stockholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).


     To the extent required, the amount of the Shares to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth by the Company in a Prospectus Supplement accompanying this Prospectus or, if appropriate, a post-effective amendment to the Registration Statement. The Selling Stockholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and a portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

     Offers or sales of the Shares have not been registered or qualified under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may be limited in its ability to engage in market activities with respect to such Shares. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. The foregoing may affect the marketability of the Shares.

     The Company has agreed to bear all expenses of registration of the Shares. Any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Stockholder selling such Shares. Under agreements entered into with the Company, the Selling Stockholders will be indemnified by the Company against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     Certain matters with respect to the legality of the securities offered hereby will be passed upon for the Company by Pillsbury Madison & Sutro LLP, Palo Alto, California.


                                     EXPERTS


     The consolidated financial statements of The McClatchy Company and the related financial statement schedule incorporated in this Prospectus by reference from The McClatchy Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. The Selling Stockholders will not share in the payment of any portion of these expenses. The table omits any applicable selling commissions or discounts, which are payable solely by the Selling Stockholders. All the amounts shown are estimates, except for the registration fee and the New York Stock Exchange listing fee.


     Registration fee......................................   $    8,982.02
     New York Stock Exchange listing fee...................             -0-
     Printing expenses.....................................              50
     Legal fees and expenses...............................           5,000
     Accounting fees and expenses..........................           5,000
     Transfer agent and registrar fees.....................             -0-
     Miscellaneous.........................................             200
                                                              -------------
              Total........................................   $   19,232.02
                                                              =============



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") permits the Registrant's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of the Registrant, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     The Registrant's Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the fullest extent permitted by law.

     As permitted by sections 102 and 145 of the DGCL, the Registrant's Certificate of Incorporation eliminates a director's personal liability for monetary damages to Registrant and its stockholders arising from a breach or alleged breach of a director's fiduciary duty as a director, other than a breach of the director's duty of loyalty to Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit.

     In addition, the Registrant maintains officers' and directors' insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

ITEM 16.  EXHIBITS

Exhibit
Number   Description of Document
------   -----------------------


2.1 Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of February 13, 1998 by and among McClatchy Newspapers, Inc., Cowles Media Company, The McClatchy Company (formerly MNI Newco, Inc.), MNI Mergerco, Inc. and CMC Mergerco, Inc. (attached as Annex A to the Joint Proxy Statement/Prospectus included in the Registrant's Registration Statement on Form S-4 (File No. 333-46501) and incorporated by reference herein).
3.1 Form of Restated Certificate of Incorporation of The McClatchy Company, a Delaware corporation (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-4 (File No.
         333-46501)).
3.2 Bylaws of The McClatchy Company, a Delaware corporation (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-4 (File No. 333-46501)).
4.1 Registration Rights Agreement, entered into as of November 13, 1997 by and among McClatchy Newspapers, Inc., The McClatchy Company and certain stockholders of Cowles Media Company (previously filed herewith).
5.1      Opinion of Pillsbury Madison & Sutro LLP.
23.1     Consent of Deloitte & Touche LLP, independent auditors.
23.2     Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 5.1).
24.1     Powers of Attorney (see Page II-4 of this Registration Statement).



ITEM 17.  UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (a) To include any prospectus required by Section 10(a)(3) of the Act;

                (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

           (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California on May 29, 1998.

                                    THE McCLATCHY COMPANY



                                    By            /S/ GARY B. PRUITT
                                       ----------------------------------------
                                                     Gary B. Pruitt
                                         President and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary B. Pruitt and Karole Morgan-Prager, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                                    TITLE                               DATE
                  ---------                                    -----                               ----


             /S/ GARY B. PRUITT                  President, Chief Executive Officer           May 29, 1998
---------------------------------------------    and Director (Principal Executive
               Gary B. Pruitt                    Officer)


             /S/ JAMES P. SMITH*                 Vice President, Finance and Treasurer        May 29, 1998
---------------------------------------------    (Principal Financial Officer)
               James P. Smith


            /S/ ROBERT W. BERGER*                Controller (Principal Accounting             May 29, 1998
--------------------------------------------     Officer)
              Robert W. Berger

--------------------------------------------     Director                                     May __, 1998
            Elizabeth Ballantine

                                      II-4



                  SIGNATURE                                    TITLE                               DATE
                  ---------                                    -----                               ----


          /S/ WILLIAM K. COBLENTZ*               Director                                     May 29, 1998
--------------------------------------------
             William K. Coblentz


       /S/ MOLLY MALONEY EVANGELISTI*            Director                                     May 29, 1998
--------------------------------------------
          Molly Maloney Evangelisti


              /S/ JOAN F. LANE*                  Director                                     May 29, 1998
--------------------------------------------
                Joan F. Lane


             /S/ R. LARRY JINKS*                 Director                                     May 29, 1998
--------------------------------------------
               R. Larry Jinks


           /S/ BETTY LOU MALONEY*                Director                                     May 29, 1998
--------------------------------------------
              Betty Lou Maloney


           /S/ JAMES B. MCCLATCHY*               Director                                     May 29, 1998
--------------------------------------------
             James B. McClatchy


        /S/ WILLIAM ELLERY MCCLATCHY*            Director                                     May 29, 1998
--------------------------------------------
          William Ellery McClatchy


              /S/ ERWIN POTTS*                   Chairman of the Board and Director           May 29, 1998
--------------------------------------------
                 Erwin Potts


         /S/ S. DONLEY RITCHEY, JR.*             Director                                     May 29, 1998
--------------------------------------------
           S. Donley Ritchey, Jr.


            /S/ WILLIAM M. ROTH*                 Director                                     May 29, 1998
--------------------------------------------
               William M. Roth


           /S/ FREDERICK R. RUIZ*                Director                                     May 29, 1998
--------------------------------------------
              Frederick R. Ruiz


*By:      /S/ KAROLE MORGAN-PRAGER                                                            May 29, 1998
    ----------------------------------------
            Karole Morgan-Prager
              Attorney-in-Fact


                                                   EXHIBIT INDEX

        Exhibit
        NUMBER    DESCRIPTION OF DOCUMENT

         2.1 Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of February 13, 1998 by and among McClatchy Newspapers, Inc., Cowles Media Company, The McClatchy Company (formerly MNI Newco, Inc.), MNI Mergerco, Inc. and CMC Mergerco, Inc. (attached as Annex A to the Joint Proxy Statement/Prospectus included in the Registrant's Registration Statement on Form S-4 (File No. 333-46501) and incorporated by reference herein).

         3.1 Form of Restated Certificate of Incorporation of The McClatchy Company, a Delaware corporation (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-4 (File No. 333-46501)).

         3.2 Bylaws of The McClatchy Company, a Delaware corporation (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-4 (File No. 333-46501)).

         4.1 Registration Rights Agreement, entered into as of November 13, 1997 by and among McClatchy Newspapers, Inc., The McClatchy Company and certain stockholders of Cowles Media Company (previously filed herewith).

         5.1      Opinion of Pillsbury Madison & Sutro LLP.

        23.1      Consent of Deloitte & Touche, independent auditors.

         23.2     Consent of Pillsbury Madison & Sutro LLP (included in Exhibit
                  5.1).

        24.1      Powers of Attorney, included on page II-4.